Exhibit 99.1

KNIGHT CAPITAL GROUP COMPLETES ACQUISITION OF ASTOR ASSET MANAGEMENT

The addition of a growing asset management business to Knight’s offering will provide further diversification

JERSEY CITY, N.J. (October 4, 2010) – Knight Capital Group, Inc. (NYSE Euronext: KCG) today announced the completion of the acquisition of Astor Asset Management, LLC for approximately $18.0 million. Pursuant to the purchase agreement, forty percent of the purchase price will be paid in the form of restricted shares of Knight Capital Group. In connection with the close of the acquisition, Astor founder Robert N. Stein was named Senior Managing Director, Head of Global Asset Management and signed a four-year employment contract that included incentives based on future performance.

“With the acquisition of Astor, Knight has a promising foundation in asset management,” said Thomas M. Joyce, Chairman and Chief Executive Officer, Knight Capital Group. “Astor’s approach to investing, which involves modeling economic data and utilizing low-cost ETFs to capitalize on cyclical changes, resonates with advisors. As a start, I believe we can accelerate the growth in assets under management by providing introductions to Knight’s clients among the leading wirehouses and broker-dealers. We are excited to welcome Rob and his team to Knight. Rob’s broad experience as a portfolio manager, economist and author gives him a unique perspective to lead an asset management business in this marketplace.”

Founded in 2001, Astor Asset Management seeks to identify fundamental economic shifts in order to provide retail and institutional investors with capital appreciation while managing risk in diverse market conditions. The firm utilizes proprietary macro-economic models to construct portfolios of ETFs which are offered through advisors within separately-managed accounts and the Astor Long/Short ETF Mutual Fund. Based in Chicago, Ill., Astor is a registered investment advisor with the SEC. The firm has 14 employees and approximately $655 million in assets under management.

“I am excited about the potential growth opportunities for Astor as a part of Knight and look forward to continuing with the same portfolio management philosophy that has benefited Astor’s clients over the past decade” said Stein. “Backed by Knight, I believe we’ll be able to enhance client service and expand our product offering.”

Mr. Stein is based in Chicago, phone 312-373-6280 or email rstein@knight.com. He will report to Mr. Joyce.

Biography

Robert N. Stein

Senior Managing Director, Head of Global Asset Management

Knight Capital Group

Robert N. Stein is a Senior Managing Director and Head of Global Asset Management, responsible for the growth of Knight’s asset management offering.

Mr. Stein is the founder of Astor Asset Management, a money management firm specializing in macro-economic strategy and ETF portfolio construction, now a subsidiary of Knight. He is the author of three books, most recently The Bull Inside the Bear: Finding New Investment Opportunities in Today’s Fast-Changing Financial Markets. In 2003, Rob was profiled as one of “The Best Unknown Managers” in BusinessWeek.

Prior to the creation of Astor, Rob was a Managing Director in proprietary trading at Barclays Capital in New York and held portfolio management and trading roles at Bank of America and Harris Bank.

He began his career as a project analyst for The Federal Reserve in Chicago during the chairmanship of Paul Volcker.

Rob received a bachelor of arts in economics from the University of Michigan.

About Knight

Knight Capital Group, Inc. (NYSE Euronext: KCG) is a global financial services firm that provides market access and trade execution services across multiple asset classes to buy- and sell-side firms. Knight’s hybrid market model features complementary electronic and voice trade execution services in global equities and fixed income as well as foreign exchange, futures and options. The firm is the leading source of liquidity in U.S. equities by share volume. Knight also offers capital markets services to corporate issuers. Knight is headquartered in Jersey City, NJ with a growing global presence across the Americas, Europe and the Asia-Pacific region. For more information, please go to www.knight.com.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with changes in market structure, legislative or regulatory rule changes, the costs, integration, performance and operation of businesses recently acquired or developed organically, or that may be acquired in the future, by the Company. Since such statements involve risks and uncertainties, the actual results and performance of the Company may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made herein. Readers should carefully review the risks and uncertainties disclosed in the Company’s reports with the U.S. Securities and Exchange Commission (SEC), including, without limitation, those detailed under the headings “Certain Factors Affecting Results of Operations” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2009, “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter-ended March 31, 2010, and in other reports or documents the Company files with, or furnishes to, the SEC from time to time. This information should also be read in conjunction with the Company’s Consolidated Financial Statements and the Notes thereto contained in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2009, and in other reports or documents the Company files with, or furnishes to, the SEC from time to time.

CONTACTS

Margaret Wyrwas	Kara Fitzsimmons	Jonathan Mairs
Senior Managing Director,	Director,	Vice President,
Communications, Marketing	Media Relations	Corporate Communications
& Investor Relations	201-356-1523 or	201-356-1529 or
201-557-6954	kfitzsimmons@knight.com	jmairs@knight.com
mwyrwas@knight.com